CONSULTING AGREEMENT

      This Consulting Agreement (this "Agreement") is made as of December 23, 2003 ("Effective Date") by and between NanoSignal Corporation Inc., a Nevada Corporation (the "Company"), and John Bonaventura and Ron Sanford, residents of Nevada (("Consultants").

                                    RECITALS

      WHEREAS, the Company and Consultants desire to work together for the purposes of Consultants providing advice, training seminars, training manuals and on-site technical service consultant services and Company retaining Consultants for advice in the operation of its business, and

      WHEREAS, the Company wishes to retain Consultants, and Consultants wish to be retained by the Company to assist the Company in meeting the objectives identified herein.

      NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultants agree as follows:

      1. Retention. The Company hereby agrees to retain Consultants and Consultants agree to be available to serve the Company during the Consulting Period (as hereinafter defined), as a consultant and advisor, which shall include such reasonable consulting and advisory services for the Company as may be requested by the Company or someone acting pursuant to its authorization.

      2. Duties of Consultant. The Consultants agree to perform the consulting services (the "Services") set forth for the purposes of assisting the Company in training seminars, training manuals and on-site technical services in the Company's business. Consultants shall perform the services and shall devote such time and attention to consulting and advising as shall be reasonably requested by the Company. Consultants may, at Consultants' own expense, use employees or other subcontractors to assist Consultant with the performance of the services.

      3. Term. The consulting period shall commence as of the effective date of this Agreement, and shall continue for a period of nine months (the "Consulting Period").

      4. Status of Consultant. Consultants understand and agree that Consultants are not employees of the Company and that Consultants are not entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement, death benefits or automobile expense. Consultants shall be responsible for providing, at Consultants' expense and in Consultants' name, disability, worker's compensation or other insurance as well as licenses and permits usual or necessary


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            for conducting the services hereunder. Furthermore, Consultants shall pay, when and as due, any and all taxes incurred as a result of Consultants' compensation hereunder, including estimated taxes, and shall provide Company with proof of said payments, upon demand. Consultants hereby agree to indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Consultants' breach of this Section 4.

      5. Compensation. The Company shall compensate Consultants with the issuance of six million shares of the Company's common stock. This fee is due upon execution of this agreement, subject to the filing of a Registration Statement on Form S-8 to register the Shares. This fee is subject to the parameters of section 2. This fee is full payment for all services rendered by Consultants. There shall be no additional fees due to Consultants.

      6. Termination on Notice. The Company may terminate this Agreement at any time by giving fifteen (15) days written notice to Consultants. Consultants shall have the obligation to provide services up to and until the effective date of such termination, should the Company request such services in writing. In the event of this termination all fees, which are paid to consultant will be considered earned and fully paid. Consultants shall be under no obligation to return any compensation received.

      7. Automatic Termination. This Agreement terminates automatically on the occurrence of the death or disability of Consultants, or upon mutual termination by both parties.

      8. Return of Company Property. Upon the termination or expiration of this Agreement, Consultants shall immediately transfer to the Company all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in Consultants' possession relating to the business of the Company or its Confidential Information (as defined herein) (including the work product of Consultants created pursuant to this Agreement).

      9. Property Belonging to Company. Consultants agree that all developments, ideas, devices, improvements, discoveries, apparatus, practices, processes, methods, concepts and products (collectively the "Inventions") developed by Consultants during the term of this Agreement are the exclusive property of the Company and shall belong to the Company. Consultants agree to assign the Inventions to the Company, provided, however, notwithstanding the foregoing, Consultants shall not be required to assign its rights in any invention which Consultants developed entirely on Consultants' own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research of development of the Company or (ii) result from any work performed by Consultants for the Company.


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      10.   Access to Confidential Information. Consultants agree that during the term of the business relationship between Consultants and the Company, Consultants will have access to and become acquainted with confidential proprietary information ("Confidential Information"), which is owned by the Company and is regularly used in the operation of the Company`s business. Consultants agree that the term "Confidential Information" as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company is engaged, or in which the Company may engage at a later time, and
            (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company. Consultants agree that the term "Confidential Information" includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how," negative "know-how", trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Consultants acknowledge that all Confidential Information, whether prepared by Consultants or otherwise acquired by Consultants in any way, shall remain the exclusive property of the Company.

      11. No Unfair Use by Consultant. Consultants promise and agree that Consultants (which shall include Consultants' employees and contractors) shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company's Confidential Information, either directly or indirectly, nor will Consultants use the Confidential Information in any way or at any time except as required in the course of Consultants' business relationship with the Company. Consultants agree that the sale or unauthorized use of the Company's Confidential Information constitutes unfair competition. Consultants promise and agree not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent its employees or contractors from engaging in unfair competition with the Company.

      12. Further Acts. Consultants agree that, at any time during the term of this Agreement or any extension thereof, upon the request of the Company and without further compensation, but at no expense to Consultants, Consultants shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce perfect, record and maintain, patent applications and United States and foreign patents on the Company's inventions, and copyright registrations on the Company's inventions.


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      13.   Obligations Survive Agreement. Consultants' obligations under this agreement shall survive the expiration or termination of this Agreement for a period of five (5) years.

      14. Representations by Consultant. Consultants represents that Consultants have the qualifications and ability to perform the services in a professional manner, without the advice, control or supervision of the Company. Consultants shall indemnify, defend and hold harmless the Company, and the Company's officers, directors and shareholders from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties and reasonable attorney fees and costs, that the Company may incur or suffer and that arise, result from or are related to any breach or failure of Consultants to perform any of the representations, warranties and agreements contained in this Agreement. Consultants are providing these services only for training and on-site technical support.

      15. Assignment of Rights or Delegation of Duties by Consultants; Company's Right to Assign. Consultants' rights and benefits under this Agreement are personal to Consultants and therefore no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. However, the consultant will be allowed as part of this agreement to assign any and all of the payment of the services to third parties, agents, officers, employees, and other consultants in its efforts to provide services as pursuant to this agreement.

      16. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the services to be rendered by Consultants to the Company in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

      17. Waiver. No waiver of any term or provisions of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. No waiver or breach of any agreement or provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach thereof or a waiver or relinquishment of any other agreement or provision or right or power contained in this Agreement.

      18. No Third Party Beneficiary. Nothing in this Agreement, whether expressed or implied, is intended to create any third party beneficiary obligations and the parties hereto specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereunder.


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      19.   Severability. If any term or provision of this Agreement is found to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event
            (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated in to this Agreement, and, in lieu of such excused provision as may be possible and be legal, valid and enforceable, and (ii) the remaining part of this Agreement shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

      20. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

      21. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) by private airborne/overnight delivery service or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the parties at their current address of record.

      22. Attorneys' Fees and Costs. In the event that any legal proceeding is brought to enforce or interpret any of the rights or obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

      23. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Venue for a legal or equitable action between the Company and Consultants, which relates to this Agreement shall be in the County of Clark.

      24. Remedies. It is understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and that any breach will result in termination of this agreement.

      25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

                                        COMPANY
                                        NanoSingal Corporation


                                        By: /s/ Lawrence Madoff
                                           -------------------------------------
                                           Dr. Lawrence Madoff, CEO


                                        CONSULTANTS

                                        By: /s/ John Bonaventura
                                           -------------------------------------
                                        John Bonaventura.


                                        By:/s/Ron Sanford
                                           -------------------------------------
                                            Ron Sanford


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